Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 on Form F-1 (Registration No. 333-150995) of our report dated May 15, 2008, except for Note 20 (b) (v), as to which the date is May 23, 2008, relating to the combined financial statements of the Predecessor Businesses of Safe Bulkers, Inc. and to the use in this Registration Statement on Amendment No. 1 on Form F-1 (Registration No. 333-150995) of our report dated May 15, 2008, except for Note 5 (c), as to which the date is May 23, 2008, relating to the financial statements of Safe Bulkers, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

May 23, 2008